Exhibit 99.6

United States			International
Atlanta	Milwaukee		Austria	Italy
Boston	New Orleans		Canada	Japan
Charlotte	New York		China	Portugal
Chicago	Oak Brook	411 East Wisconsin Avenue	Czech Republic	Russia
Cincinnati	Philadelphia	Suite 1000	France	Spain
Dallas	Pittsburgh	P.O. Box 664	Germany	Thailand
Denver	Princeton	Milwaukee, Wisconsin 53201-0664	Greece	United Kingdom
Detroit	San Francisco		Hungary
Houston	Schaumburg	Telephone (414) 271-7240
Irvine	Stamford	www.american-appraisal.com
Los Angeles	Washington D.C.

CONSENT OF INDEPENDENT APPRAISER

American Appraisal Associates, Inc. (“AAA”) hereby consents to the incorporation of (i) AAA’s two solvency opinions, each addressed to the board of directors of Marathon Oil Corporation (“Marathon”) and dated June 30, 2005, and (ii) its reasonably equivalent value opinion, addressed to the board of directors of Marathon and dated June 30, 2005, as annexed to the proxy statement / prospectus filed by Ashland Inc., (“Ashland”) with the Securities and Exchange Commission (the “SEC”) under cover of a Schedule 14A pursuant to the Securities Exchange Act of 1934, as amended, and the registration statements on Form S-4 filed with the SEC by Ashland and by Marathon pursuant to the Securities Act of 1933, as amended. AAA also hereby consents to the filing of its bring-down solvency and reasonably equivalent value opinions addressed to the Board of Directors of Marathon, in their entirety, as exhibits to post-effective amendments to such registration statements on Form S-4.

AAA also consents to the inclusion of the summaries of those opinions in such proxy statement / prospectus and to the references to AAA contained in those summaries.

AMERICAN APPRAISAL ASSOCIATES, INC.

By	/s/ T. Michael Rathburn
T. Michael Rathburn
Associate General Counsel

Milwaukee, Wisconsin

July 11, 2005